AMENDED AND RESTATED

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amended and Restated Agreement is made as of March 1, 2003 by and between PHL Variable Insurance Company, a Connecticut corporation (“PHLVIC”), and PFPC INC., a Massachusetts corporation (“PFPC”). This Agreement supercedes the Administration and Accounting Services Agreement between the parties dated as of March 1, 2001 (the “Superceded Agreement”).

WITNESSETH:

WHEREAS, PHLVIC wishes to retain PFPC to continue to provide administration and accounting services to the accounts listed on Exhibit A, attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each an “Account” and together the “Accounts”) and the related subaccounts (“Subaccounts”), and PFPC wishes to continue to furnish such services; and

WHEREAS, the parties mutually desire to amend and restate the Superceded Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.	Definitions. As Used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of l934, as amended.

(c)	“1940 Act” means the Investment Company Act of 1940, as amended.

(d)

“Authorized Person” means any officer of PHLVIC, or a person who is duly authorized by PHLVIC to give Oral Instructions and Written Instructions on behalf of any Account and listed on Exhibit B attached hereto and made a part hereof or any amendment thereto as may be received and signed by PFPC (the “Authorized Persons Appendix”). An Authorized Person’s scope of authority may be limited by PHLVIC by setting forth such limitation in the Authorized Persons Appendix.

(e)	“CEA” means the Commodities Exchange Act, as amended.

(f)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

(g)	“SEC” means the Securities and Exchange Commission.

(h)	“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(i)	“Written Instructions” mean written instructions signed by an Authorized Person and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. “Appointment”. PHLVIC hereby appoints PFPC to provide administration and accounting services to each of the Accounts and Subaccounts, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. “Delivery of Document”. PHLVIC has provided or, where applicable, will provide PFPC with copies of any documents that PFPC may reasonably request and deem necessary for the performance of PFPC’s obligations hereunder.

4. Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by PHLVIC or any other person or entity.

5. Instructions.

(a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any applicable vote, resolution or proceeding, unless and until PFPC receives Written Instructions to the contrary.

(c) PHLVIC agrees to forward to PFPC Written Instructions confirming Oral instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to PHLVIC (including any Account and related Subaccounts) in acting upon such Oral Instructions or Written Instructions provided that PFPC’s actions comply with the other provisions of this Agreement.

6. Right to Receive Advice.

(a) Advice of PHLVIC. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from PHLVIC.

(b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing.

(c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from PHLVIC (including any Authorized Person) and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. In the event PFPC so relies on the advice of counsel, PFPC will promptly notify PHLVIC and PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

(d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from PHLVIC (including any Authorized Person) or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC’s properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

7. Records; Visits.

(a) The books and records pertaining to the Accounts and the Subaccounts which are in the possession or under the control of PFPC shall be the property of PHLVIC. Such books and records shall be prepared and maintained as required by applicable laws, rules and regulations. PHLVIC and PHLVIC’s independent public accountants, Authorized Persons, the SEC (if applicable) and other regulators (where applicable) shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of PHLVIC, copies of any such books and records shall be provided by PFPC to PHLVIC or PHLVIC’s independent public accountants, or to an Authorized Person; provided, however, that PHLVIC shall bear the expense for copying and delivery of any non-routine books and records provided by PFPC to PHLVIC, PHLVIC’s independent public accountants, or to an Authorized Person.

(b) PFPC shall keep the following records:

(i)	all books and records with respect to each Subaccount;

(ii)	records of each Account’s securities transactions; and

(iii)	other books and records required to be maintained under Rule 31a-1 of the 1940 Act in connection with PFPC’s services.

8. Confidentiality. PFPC agrees to keep confidential all records of the Accounts and information relating to the Accounts and their policyholders, unless the release of such records or information is otherwise consented to, in writing, by PHLVIC. PHLVIC agrees that such consent may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

9. Accountants. PFPC shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Subaccount. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to independent public accountants for the expression of their opinion, as required by PHLVIC.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to PHLVIC, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, PHLVIC, on behalf of each Account and Subaccount, will pay to PFPC a fee or fees as may be agreed to in writing by PHLVIC and PFPC.

12. Indemnification. PHLVIC agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the applicable laws, rules and regulations, including any applicable state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) attorneys’ fees and disbursements (“Damages”) arising directly or indirectly from any action or omission to act which PFPC takes upon Oral Instructions or Written Instructions. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

13. Responsibility of PFPC.

(a) PFPC shall be under no duty to take any action on behalf of PHLVIC, any Account or any Subaccount except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC shall be liable for and indemnify and hold harmless PHLVIC and its affiliates from any Damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above. The parties recognize and agree that pricing errors that are the result of incomplete, untimely or inaccurate data supplied by an outside source or the transfer agent are beyond the control of PFPC and (ii) PFPC shall not be liable for (A) thy validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c) Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other, or any Account or to any Subaccount for any consequential, special or indirect losses or damages which such party, any Account or any Subaccount may incur or suffer by or as a consequence of the other party’s or any such party’s affiliate’s performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the other party or its affiliates

14. Description of Accounting Services on a Continuous Basis.

PFPC will perform the following accounting services with respect to each Subaccount:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Maintain individual ledgers for investment securities;

(iii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(iv)	Calculate mortality and expense;

(v)	Control all disbursements and authorize such disbursements upon Written Instructions;

(vi)	Calculate capital gains and losses;

(vii)	Determine net income;

(viii)	Compute Subaccount accumulated unit value on a daily basis;

(ix)	Prepare annual financial statement, which will include the following items:

Statement of Assets and Liabilities

Statement of Operations

Statement of Changes in Net Assets

(x)	Receive NAV information from other advisers identified by PHLVIC and compute unit values; and

(xi)	Transmit Subaccount information in electronic form daily in a timely manner.

In addition, PFPC will provide to PHLVIC the DataPathsm Internet access services as set forth on Exhibit C attached hereto and made a part hereof, as such Exhibit C may be amended from time to time. Persons who are PHLVIC “Authorized Users” to access DataPathsm are set forth on Exhibit C attached hereto and made a part hereof, as such Exhibit D may be amended from time to time.

15. Description of Administration Services on a Continuous Basis.

PFPC will perform the following administration services with respect to each Subaccount:

(i)	Prepare and file with the SEC the Account annual reports;

(ii)	Coordinate printing of annual reports;

(iii)	Prepare reports for PHLVIC’s Board and attend PHLVIC meetings when and as requested; and

(iv)	Prepare and deliver, to the extent available to PFPC, survey information when and in the form requested.

16. Duration and Termination. This Agreement shall be effective on the date first above written and shall continue in effect until December 31, 2004. Thereafter, this Agreement shall continue automatically for successive terms of one (1) year; provided, however, that this Agreement may be terminated by PFPC or PHLVIC on any anniversary (other than the first anniversary) of the date first above written upon 90 days’ prior written notice to the other party, and by PHLVIC upon a material breach of this Agreement by PFPC; provided further, however, that, in the event of a material breach by PFPC, before PHLVIC may terminate, PHLVIC must first notify PFPC of such breach and its intention to terminate and allow PFPC 10 days from receipt of such notice to cure such material breach, and, if PFPC cures the breach before the end of the 10 day period, PHLVIC may not then terminate for breach. PFPC shall not have a right to cure for any second or subsequent material breach. Any waiver by PHLVIC shall not affect its rights with respect to subsequent breaches.

17. Notice. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attn.: President; (b) if to PHLVIC, at One American Row, Hartford, Connecticut 06115-0480, Attn: Sam Sokolosky; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

18. Amendments. This Agreement, or any term hereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought:

19. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of The PNC Financial Services Group, Inc., provided that (i) PFPC gives PHLVIC thirty (30) days’ prior written notice; (ii) the delegate (or assignee) agrees with PFPC and PHLVIC to comply with all relevant provisions of the 1940 Act; (iii) the officers of PFPC responsible for providing the services to PHLVIC pursuant to this Agreement remain substantially the same and

(iv) PFPC and such delegate (or assignee) promptly provide such information as PHLVIC may request, and respond to such questions as PHLVIC may ask, relative to the delegation (or assignment) including (without limitation) the capabilities of the delegate (or assignee).

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22. Miscellaneous.

(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof (including the Superceded Agreement), provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral instructions, and with respect to compensation pursuant to Section 11.

(b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) Governing Law. This Agreement shall be deemed to be a contract made in Connecticut and governed by Connecticut law, without regard to principles of conflicts of law.

(d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e) Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ NEAL J. ANDREWS
Neal J. Andrews
Senior Vice President

PHL VARIABLE INSURANCE COMPANY

By:	/s/ SAM SOKOLOSKY
Name:	Sam Sokolosky
Title:	2VP

EXHIBIT A

List of Account(s)

PHL Variable Accumulation Account

PHLVIC Variable Universal Life Account

EXHIBIT B

Authorized Persons

NAME (Type)	SIGNATURE

Sam Sokolosky

Gary Tebbetts

EXHIBIT C

DataPathsm Access Services

THIS EXHIBIT C, dated as of March 1, 2003, is Exhibit C to that certain Amended and Restated Administration and Accounting Services Agreement dated as of March 1, 2003 between PFPC Inc. and PHL Variable Insurance Company (PHLVIC).

1. PFPC Services.

PFPC shall:

(a)

Provide Internet access to PFPC DataPathsm (“DataPathsm”) at www.pfpcdatapath.com or other site operated by PFPC (the “Site”) for PHLVIC subaccount data. Types of information to be provided on the Site include: (i) data relating to subaccount securities, (ii) general ledger balances and (iii) accumulated unit value-related data, including AUV and net asset, distribution and expense detail (collectively, the “Accounting Services”).

(b)	Supply each of the individuals specified on Exhibit D as authorized users of DataPathsm (“Users”) with a logon ID and Password;

(c)	Provide to Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools;

(d)	Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the DataPath Services and inform PHLVIC promptly of any malfunctions or service interruptions.

2. Duties of PHLVIC and the Users

PHLVIC shall, and to the extent appropriate, cause the Users to:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)	Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID Of password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3. Standard of Care; Limitations of Liability

(a)	Notwithstanding anything to the contrary contained in this Exhibit or any other part of the Agreement, PFPC shall be liable for direct damages incurred by PHLVIC which arise out of PFPC’s failure to perform its duties and obligations described in this Exhibit only to the extent such damages constitute willful misfeasance, bad faith, negligence or reckless disregard.

(b)	PHLVIC acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. PFPC’s provision of DataPath Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. PHLVIC agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the DataPath Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC’s standard of care above.

(c)	Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, PFPC shall not be liable for delays or failures to perform any of the DataPath Services or errors or loss of data occurring by reason of circumstances beyond such party’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewall’s, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

4. Miscellaneous. In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the DataPath Services.

EXHIBIT D

DataPathsm Authorized Users

THIS EXHIBIT D, dated as of March 1, 2003, is Exhibit D to that certain Amended and Restated Administration and Accounting Services Agreement dated as of March 1, 2003 between PFPC Inc. and PHL Variable Insurance Company (PHLVIC).

PHLVIC authorizes the following individuals (Users) to access PFPC DataPathsm:

Name	Company or Firm	Signature

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